Exhibit 99.1

Flutter Entertainment plc

Appointment of Independent Non-Executive Director

New York, January 14, 2026: Flutter Entertainment plc (“Flutter” or the “Company”) (NYSE:FLUT; LSE:FLTR), announces today that the Board of Directors (the “Board”) has appointed David Kenny as a non-executive director, effective as of the conclusion of the Company’s Annual General Meeting on May 29, 2026.

The Board has determined that Mr. Kenny is an independent director in accordance with the New York Stock Exchange listing standards.

Mr. Kenny is currently the Chairman of Best Buy Co., Inc., the world’s largest speciality consumer electronics retailer. He is also an independent director of Nielsen Holdings plc, a global leader in media measurement, analytics and insights, having previously held the position of CEO and Executive Chairman of the company. Prior to this, he held the position of Chairman and CEO of The Weather Company, LLC and senior vice president of IBM’s Watson & Cloud platform.

Commenting on David Kenny’s appointment, John Bryant, Chair of the Board, said “We are delighted to announce David’s appointment and welcome him to the board. We expect that his leadership experience at complex technology, media, and marketing businesses will be of great benefit to the Board, and the Group.”

For more information:

Edward Traynor

Company Secretary

+353872232455